Filed Pursuant to Rule 424(b)(5)
Registration No. 333-233593

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.750% Notes due 2029	$500,000,000	99.316%	$496,580,000	$60,185.50
TOTAL	$500,000,000		$496,580,000	$60,185.50

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-233593

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 3, 2019

$500,000,000

2.750% Senior Notes due 2029

Agilent Technologies, Inc. is offering $500,000,000 aggregate principal amount of its 2.750% Senior Notes due September 15, 2029 (the “notes”). The notes will bear interest at a rate of 2.750% per annum and will mature on September 15, 2029.

Interest on the notes will accrue from September 16, 2019 and is payable semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2020. Agilent Technologies, Inc. may redeem the notes in whole or in part at any time prior to their maturity at the applicable redemption price described in this prospectus supplement on page S-18. Upon the occurrence of a “change of control repurchase event,” Agilent Technologies, Inc. will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but not including, the date of repurchase.

The notes will be senior unsecured obligations of Agilent Technologies, Inc. and will rank equally with all of its other senior unsecured indebtedness from time to time outstanding. The notes will not be guaranteed by any of our subsidiaries. The notes are being offered globally for sale in jurisdictions where it is lawful to make such offers and sales. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

See “Risk Factors” beginning on page S-8 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to public(1)	Underwriting discount	Proceeds, before expenses, to us(1)
Per note	99.316%	0.650%	98.666%

Total	$496,580,000	$3,250,000	$493,330,000

(1)	Plus accrued interest, if any, from September 16, 2019, if settlement occurs after that date.

The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. Currently, there are no public markets for the notes.

We expect that delivery of the notes will be made to investors in registered book-entry form only through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking S.A. (“Clearstream”), and Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”), on or about September 16, 2019, which is the seventh business day following the date of this prospectus supplement.

Joint Book-Running Managers

Barclays	J.P. Morgan	MUFG

Co-Managers

Academy Securities	Credit Suisse	HSBC	KeyBanc Capital Markets

The date of this prospectus supplement is September 5, 2019.

This prospectus supplement, the accompanying prospectus and any free writing prospectus we prepare or authorize, contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters and their affiliates and agents have not, authorized anyone to provide you with different information. We are not, and the underwriters and their affiliates and agents are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information provided in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus and the information contained in any free writing prospectus we authorize for use in connection with this offering is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is part of the registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process and consists of two parts. The first part is this prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, gives more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. This prospectus supplement and any free writing prospectus we authorize for use in connection with this offering may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus or with any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus, the documents incorporated by reference into each of them and the information contained in any free writing prospectus we authorize for use in connection with this offering include important information about us, the notes and other information should you consider before investing in the notes. See “Incorporation of Certain Information by Reference.”

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference contain references to trademarks, service marks and trade names owned by us or other companies. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus supplement, the accompanying prospectus and the information incorporated herein and therein, including logos, artwork, and other visual displays, may appear without the® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names, service marks or trademarks to imply a relationship with, endorsement or sponsorship of us by, any other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement, the accompanying prospectus or any related free writing prospectus are the property of their respective owners.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and may not contain all of the information that you should consider before making your investment decision. We encourage you to read this prospectus supplement and the accompanying prospectus, together with the documents identified under the caption “Incorporation by Reference” and the information contained in any free writing prospectus we authorize for use in connection with this offering, in their entirety before making an investment decision. You should pay special attention to the “Risk Factors” section of this prospectus supplement, the “Risk Factors” section in the accompanying prospectus and the “Risk Factors” section in our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2019.

Unless otherwise indicated, use in this prospectus supplement of the terms:

•	“Agilent,” “we,” “us,” “our” and “our company” refer to Agilent Technologies, Inc., a Delaware corporation, and, unless the context otherwise requires, its consolidated subsidiaries;

•	“fiscal year” refers to a twelve month period ended October 31; and

•	“Issuer” refers to Agilent Technologies, Inc. and not any of its subsidiaries.

Our Company

Agilent Technologies, Inc. is a global leader in life sciences, diagnostics and applied chemical markets, providing application focused solutions that include instruments, software, services and consumables for the entire laboratory workflow. We currently have three business segments comprised of the life sciences and applied markets business, the diagnostics and genomics business and the Agilent CrossLab business.

•

Our life sciences and applied markets business provides application-focused solutions that include instruments and software that enable customers to identify, quantify and analyze the physical and biological properties of substances and products, as well as enable customers in the clinical and life sciences research areas to interrogate samples at the molecular and cellular level. Our key product categories in life sciences and applied markets include: liquid chromatography systems and components; liquid chromatography mass spectrometry systems; gas chromatography systems and components; gas chromatography mass spectrometry systems; inductively coupled plasma mass spectrometry instruments; atomic absorption instruments; microwave plasma-atomic emission spectrometry instruments; inductively coupled plasma optical emission spectrometry instruments; raman spectroscopy; cell analysis plate based assays; flow cytometer; real-time cell analyzer; laboratory software for sample tracking, information management and analytics; laboratory automation and robotic systems; dissolution testing; vacuum pumps and measurement technologies. Our life sciences and applied markets business generated net revenue of approximately $2.3 billion in fiscal 2018 and approximately $1.7 billion in the nine months ended July 31, 2019.

•

Our diagnostics and genomics business includes the genomics, nucleic acid contract manufacturing and research and development, pathology, companion diagnostics, reagent partnership, and biomolecular analysis businesses. Our diagnostics and genomics business is comprised of six areas of activity providing active pharmaceutical ingredients for oligo-based therapeutics as well as solutions that include reagents, instruments, software and consumables, which enable customers in the clinical and life sciences research areas to interrogate samples at the cellular and molecular level. First, our genomics business includes arrays for DNA mutation detection, genotyping, gene copy number determination, identification of gene rearrangements, DNA methylation profiling, gene expression profiling, as well as next generation sequencing target enrichment and genetic data management and interpretation support software. This business also includes solutions that enable clinical labs to identify DNA variants associated with genetic disease and help direct cancer therapy. Second, our nucleic acid solutions business provides equipment and expertise focused on production of synthesized oligonucleotides under pharmaceutical good manufacturing practices conditions for use as API in an emerging class of drugs that utilize nucleic acid molecules for disease therapy. Third, our pathology solutions business is focused on product offerings for cancer diagnostics and anatomic pathology workflows. The broad portfolio of offerings includes immunohistochemistry, in situ hybridization, hematoxylin and eosin staining and special staining. Fourth, we also collaborate with a number of major pharmaceutical companies to develop new potential pharmacodiagnostics, also known as companion diagnostics, which may be used to identify patients most likely to benefit from a specific targeted therapy. Fifth, the reagent partnership business is a provider of reagents used for turbidimetry and flow cytometry. Finally, our biomolecular analysis business provides complete workflow solutions, including instruments, consumables and software, for quality control analysis of nucleic acid samples. Samples are analyzed using quantitative and qualitative techniques to ensure accuracy in further genomics analysis techniques utilized in clinical and life science research applications. Our diagnostics and genomics business generated net revenue of approximately $0.9 billion in fiscal 2018 and approximately $0.8 billion in the nine months ended July 31, 2019.

•

The Agilent CrossLab business spans the entire lab with its extensive consumables and services portfolio, which is designed to improve customer outcomes. The majority of the portfolio is vendor neutral, meaning we can serve and supply customers regardless of their instrument purchase choices. Solutions range from chemistries and supplies to services and software helping to connect the entire lab. Key product categories in consumables include gas chromatography and liquid chromatography columns, sample preparation products, custom chemistries, and a large selection of laboratory instrument supplies. Services include startup, operational, training and compliance support, software as a service, as well as asset management and consultative services that help increase customer productivity. Custom service and consumable bundles are tailored to meet the specific application needs of various industries and to keep instruments fully operational and compliant with the respective industry requirements. Our Agilent CrossLab business generated net revenue of approximately $1.7 billion in fiscal 2018 and approximately $1.4 billion in the nine months ended July 31, 2019.

Our life sciences and applied markets business focuses primarily on pharmaceutical and biotechnology companies, contract research and contract manufacturing organizations, academic institutions, large government institutes, privately funded organizations, natural gas and petroleum refining markets, environmental and forensics markets and food markets. Our diagnostics and genomics business focuses primarily on the diagnostics and clinical markets. Our Agilent CrossLab business supports customers across both our life sciences and applied markets business and our diagnostics and genomics business.

In addition to our three businesses, we conduct centralized order fulfillment and supply chain operations for our businesses through the order fulfillment and supply chain organization (“OFS”). OFS provides resources for manufacturing, engineering and strategic sourcing to our respective businesses. Each of our businesses, together with OFS and Agilent Technologies Research Laboratories, is supported by our global infrastructure organization, which provides shared services in the areas of finance, information technology, legal, certain procurement services, workplace services and human resources.

We sell our products primarily through direct sales, as well as through distributors, resellers, manufacturers’ representatives, and electronic commerce. We have a highly diversified global customer base and no one customer represented more than 10 percent of total consolidated net revenue in fiscal 2018 and in the nine months ended July 31, 2019.

As of July 31, 2019, our headcount was approximately 15,700 people worldwide. Our primary research and development and manufacturing sites are in California, Colorado, Delaware, Massachusetts and Texas in the United States, and in Australia, China, Denmark, Germany, Italy, Japan, Malaysia, Singapore and the United Kingdom.

Recent Developments

On August 7, 2019, we entered into Amendment No. 1 to our Credit Agreement and Incremental Assumption Agreement (the “Incremental Amendment”), among us, the lenders party thereto and BNP Paribas, as administrative agent to provide for a $500 million senior unsecured term loan facility (the “term loan facility”), which will mature on August 5, 2020. As of August 31, 2019, we had $500 million of outstanding borrowings under the term loan facility. The foregoing description of the term loan facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Incremental Amendment, which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed on August 8, 2019.

On August 16, 2019, we called all of our outstanding 5.00% senior notes due 2020 (our “2020 notes”) for redemption. The redemption date will be September 17, 2019, and the redemption price will be equal to the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the redemption date) on the 2020 notes to be redeemed discounted to the redemption date on a semiannual basis at the applicable treasury rate (calculated in accordance with the indenture governing the 2020 notes) plus 30 basis points, plus accrued and unpaid interest thereon to, but not including, the redemption date. We intend to use the net proceeds from the offering, and cash on hand, to fund the redemption of our 2020 notes. This prospectus supplement does not constitute a notice of redemption for our 2020 notes. The redemption of our 2020 notes is not conditioned on the closing of this offering.

Address and Telephone Number

Our principal executive offices are located at 5301 Stevens Creek Boulevard, Santa Clara, California 95051. Our telephone number at that location is (408) 345-8886. Our home page on the Internet is www.agilent.com. Other than the information expressly set forth or incorporated by reference in this prospectus supplement, the information contained, or referred to, on our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Agilent Technologies, Inc., a Delaware corporation.

Securities	$500,000,000 in aggregate principal amount of 2.750% Senior Notes due September 15, 2029 (the “notes”).

Maturity	The notes mature on September 15, 2029.

Interest	Interest will accrue at an annual rate of 2.750% on the notes. Interest will be paid semi-annually in arrears on March 15 and September 15 of each year, commencing on March 15, 2020. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Guarantees	None.

Denominations	$2,000 initially and multiples of $1,000 thereafter.

Ranking	The notes will be unsecured senior obligations of the Issuer and will rank equally with other unsecured and unsubordinated obligations of the Issuer from time to time outstanding. See “Description of Notes—Ranking” in this prospectus supplement.

Change of Control Repurchase Event	Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event” in this prospectus supplement, the Issuer will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Optional Redemption	The Issuer may redeem the notes at its option at any time, either in whole or in part, at the redemption price described in this prospectus supplement. See “Description of Notes—Optional Redemption” in this prospectus supplement.

Certain Covenants	The indenture relating to the notes, among other things, limits the Issuer’s ability and the ability of the Issuer’s subsidiaries to create or assume certain liens or enter into certain sale and leaseback transactions, and the Issuer’s ability to engage in mergers or consolidations and sell, lease, convey, transfer or otherwise dispose of all or substantially all of its consolidated assets. Each of these covenants, however, is subject to a number of significant exceptions. See “Description of Notes—Limitation on Liens” in this prospectus supplement and “Description of Debt Securities—Certain Covenants” in the accompanying prospectus for a description of these covenants.

Use of Proceeds

We intend to use the proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, and cash on hand, to fund the redemption of our 2020 notes. Pending this use, we may invest the net proceeds in short-term, interest-

bearing, investment-grade securities. The foregoing does not constitute a notice of redemption and the redemption of our 2020 notes is not conditioned on the closing of this offering. See “Use of Proceeds” in this prospectus supplement.

No Listing	We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any dealer quotation system. The notes will be new securities for which there currently is no public market.

U.S. Federal Income Tax Considerations	You should consult your tax advisor with respect to the U.S. federal, state and local and foreign tax consequences of purchasing, owning and disposing of the notes. See “Certain Material U.S. Federal Income Tax Considerations” in this prospectus supplement.

Book-Entry	The notes will be delivered in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream and/or Euroclear.

Further Issuances	We may create and issue additional notes having the same terms (except for the issue date, the date upon which interest begins to accrue and the first interest payment date) as, and ranking equally and ratably with, the notes initially offered in this offering. These additional notes could be deemed part of the same series as the notes initially offered in this offering. There is no limit on the amount of notes that can be issued under the indenture governing the notes.

Trustee and Paying and Transfer Agent	U.S. Bank National Association.

Governing Law	State of New York.

Risk Factors	Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement, including the risk factors discussed more fully in the section entitled “Risk Factors” immediately following this summary and the “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2019. It is possible that our business, financial condition, liquidity or results of operations could be adversely affected by any of these risks.

Summary Consolidated Financial Data

The following table sets forth summary consolidated financial information from our unaudited condensed consolidated financial statements as of July 31, 2019 and for the nine months ended July 31, 2019 and 2018 and our audited consolidated financial statements as of October 31, 2018 and 2017 and for the fiscal years ended October 31, 2018 and 2017. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements, and, in the opinion of our management, include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the information set forth therein. The summary consolidated financial data presented below should be read in conjunction with our financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2018 and our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2019, which are incorporated by reference in this prospectus supplement. On November 1, 2018, we adopted new accounting guidance related to the presentation of the net periodic pension and postretirement benefit cost. As a result, we have recast our historical condensed consolidated statement of operations to conform to this new presentation required under this guidance.

Our historical financial information may not be indicative of our future performance and our results of operations for the nine months ended July 31, 2019 are not necessarily indicative of results for the full fiscal year.

	Nine Months Ended July 31,		Fiscal Year Ended October 31,
	2019	2018	2018	2017
	(in millions)
Consolidated Statements of Operations Data
Net revenue:
Products	$2,850	$2,755	$3,746	$3,397
Services and other	946	865	1,168	1,075

Total net revenue	3,796	3,620	4,914	4,472
Costs and expenses:
Cost of products	1,225	1,170	1,588	1,462
Cost of services and other	503	478	639	601

Total costs	1,728	1,648	2,234	2,073
Research and development	302	283	387	341
Selling, general and administrative	1,075	1,029	1,389	1,251

Total costs and expenses	3,105	2,960	4,010	3,665

Income from operations	691	660	904	807
Interest income	30	28	38	22
Interest expense	(53)	(57)	(75)	(79)
Other income (expense), net	20	71	79	53

Income before taxes	688	702	946	803
Provision (benefit) for income taxes	(189)	581	630	119

Net income	$877	$121	$316	$684

	As of July 31, 2019	As of October 31,
		2018	2017
	(in millions)
Consolidated Balance Sheet Data
Cash and cash equivalents	$1,765	$2,247	$2,678
Total assets	8,625	8,541	8,426
Total liabilities	3,878	3,970	3,591
Total stockholders’ equity	4,747	4,567	4,831

RISK FACTORS

You should carefully consider each of the following risks and all of the other information set forth in this prospectus supplement and the accompanying prospectus, or incorporated by reference herein and therein, and the information contained in any free writing prospectus we authorize for use in connection with this offering before making an investment in the notes. Based on the information currently known to us, we believe that the following information, as well as the information under the heading “Risk Factors” in Part II, Item 1A. of our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2019, identifies the material risk factors affecting our company and an investment in the notes. However, additional risks and uncertainties not currently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Relating to the Notes

The notes will be subject to the prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are unsecured obligations, ranking equally with our other senior unsecured indebtedness, which includes approximately $1.8 billion of outstanding senior unsecured notes following this offering (after giving effect to the redemption of our 2020 notes as described under “Prospectus Supplement Summary—Recent Developments” and “Use of Proceeds”), amounts that may be outstanding under our unsecured revolving credit facility (the “revolving credit facility”) from time to time and amounts that may be outstanding under the term loan facility from time to time. Such senior unsecured indebtedness is effectively junior to any secured indebtedness we may incur. As of July 31, 2019, we had no unsecured outstanding borrowings under the revolving credit facility and no secured indebtedness. Subsequent to July 31, 2019, we borrowed $200 million under our revolving credit facility. As described above under “Prospectus Supplement Summary—Recent Developments,” on August 7, 2019, we entered into a $500 million term loan facility, the full amount of which is outstanding as of August 31, 2019. The indenture governing the notes permits us to incur secured debt under specified circumstances. If we incur secured debt, our assets securing any such indebtedness will be subject to prior claims by our secured creditors. In the event of the bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of Agilent, our assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in any remaining assets ratably with all of Agilent’s other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The notes are our obligations exclusively and not of any of our subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors, and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be structurally subordinated to all liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of July 31, 2019, our subsidiaries had approximately $705 million of outstanding liabilities, including trade payables, but excluding intercompany liabilities and deferred revenue.

In addition, the indenture governing the notes permits our subsidiaries to incur additional indebtedness, and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by our subsidiaries.

The negative covenants in the indenture that governs the notes may have a limited effect.

The indenture governing the notes contains covenants limiting our ability and our subsidiaries’ ability to create certain liens, enter into certain sale and leaseback transactions, and consolidate or merge with, or convey, transfer or lease all or substantially all of our assets to, another person. The limitation on liens and limitation on sale and leaseback covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Notes—Limitation on Liens” in this prospectus supplement and “Description of Debt Securities—Certain Covenants” in the accompanying prospectus. In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders.

We are permitted to incur more debt, which may intensify the risks associated with our current leverage, including the risk that we will be unable to service our debt.

The indenture governing the notes does not limit the amount of additional unsecured debt that we may incur. In addition, in July 2010, we issued $500 million in senior unsecured notes due 2020, in September 2012, we issued $400 million in senior unsecured notes due 2022, in June 2013, we issued $600 million in senior unsecured notes due 2023 and in September 2016, we issued $300 million in senior unsecured notes due 2026. In addition, under our revolving credit facility we had no borrowings outstanding as of July 31, 2019 and the ability to borrow up to $1 billion. Subsequent to July 31, 2019, we borrowed $200 million under our revolving credit facility. As described above under “Prospectus Supplement Summary—Recent Developments,” on August 7, 2019, we entered into $500 million term loan facility, the full amount of which is outstanding as of August 31, 2019. We intend to redeem the outstanding 2020 notes with the proceeds from this offering as described in “Use of Proceeds.” Our outstanding senior notes rank, and any indebtedness we have incurred or will incur under the revolving credit facility and the term loan facility will rank, pari passu with the notes. If we incur additional debt, the risks associated with our leverage, including the risk that we will be unable to service our debt, will increase.

The provisions in the indenture that governs the notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions contained in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of “change of control repurchase event” in the indenture to trigger these provisions, notably, that the transactions are accompanied or followed within 60 days by a downgrade in the rating of the notes offered under this prospectus supplement, following which the notes are no longer rated “investment grade.” Except as described under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” the indenture does not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction.

We may not be able to repurchase all of the notes upon a change of control repurchase event.

As described under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” we will be required to offer to repurchase the notes upon the occurrence of a change of control repurchase event. We may not have sufficient funds to repurchase the notes in cash at such time or have the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.

There are no existing markets for the notes. If any develop, they may not be liquid.

There are currently no established markets for the notes. We do not intend to list the notes on any national securities exchange or to seek their quotation on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes following the offering, as permitted by applicable laws or regulations. However, the underwriters have no obligation to make a market in such notes and they may cease market-making activities at any time without notice. Further, there can be no assurance as to the liquidity of any markets that may develop for the notes, your ability to sell your notes or the prices at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	our financial performance;

•	our credit ratings with nationally recognized credit rating agencies; and

•	the level, direction and volatility of market interest rates generally.

Ratings of the notes may change after issuance and affect the market price and marketability of the notes.

We currently expect that, prior to issuance, the notes will be rated by Fitch Ratings, Ltd., Moody’s Investors Service Inc. and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with future events, such as future acquisitions. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the notes. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms.

Increased leverage may harm our financial condition and results of operations.

As of July 31, 2019, we had approximately $3.9 billion of total liabilities on a consolidated basis and the ability to borrow up to $1 billion under our revolving credit facility. Subsequent to July 31, 2019, we borrowed $200 million under our revolving credit facility. As described above under “Prospectus Supplement Summary—Recent Developments,” on August 7, 2019, we entered into a $500 million term loan facility, the full amount of which is outstanding as of August 31, 2019. We may incur additional indebtedness in the future and the notes do not restrict future incurrence of indebtedness. Any increase in our level of indebtedness and leverage will have important effects on our future operations, including, without limitation:

•	increased cash requirements to support the payment of interest;

•	increased vulnerability to adverse changes in general economic and industry conditions, as well as competitive pressure; and

•	depending on the level of our outstanding debt, a decreased ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes.

Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of our debt, including the notes;

•	to sell selected assets;

•	to reduce or delay planned capital expenditures; or

•	to reduce or delay planned operating and investment expenditures.

Such measures might not be sufficient to enable us to service our debt. In addition, any such measures might not be available on economically favorable terms or at all.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made various forward-looking statements in this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein. Examples of such forward-looking statements include statements regarding:

•	statements regarding growth opportunities, including for revenue and our end markets;

•	strengths and drivers of the markets we sell into;

•	sales funnels;

•	our strategic direction;

•	new product and service introductions and the position of our current products and services;

•	market demand for and adoption of our products;

•	the ability of our products and solutions to address customer needs and meet industry requirements;

•	our focus on differentiating our product solutions, improving our customers’ experience and growing our earnings;

•	future financial results;

•	our operating margin;

•	our investments, including in manufacturing infrastructure;

•	research and development and expanding and improving our applications and solutions portfolios;

•	expanding our position in developing countries and emerging markets;

•	our focus on balanced capital allocation;

•	our contributions to our pension and other defined benefit plans;

•	impairment of goodwill and other intangible assets;

•	the effect of the U.S. Tax Cuts and Jobs Act of 2017 and U.S. and other tariffs;

•	the impact of foreign currency movements;

•	our hedging programs and other actions to offset the effects of tariffs and foreign currency movements;

•	our future effective tax rate, tax valuation allowance and unrecognized tax benefits;

•	the impact of local government regulations on our ability to pay vendors or conduct operations;

•	our ability to satisfy our liquidity requirements, including through cash generated from operations;

•	the potential impact of adopting new accounting pronouncements;

•	indemnification;

•	source and supply of materials used in our products;

•	our sales;

•	our purchase commitments;

•	our capital expenditures;

•	the integration and effects of our acquisitions and other transactions;

•	our redemption of the 2020 notes;

•	our intended use of the net proceeds from this offering;

•	our stock repurchase program and dividends; and

•	contemplated financing transactions.

The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements, including those described in the “Risk Factors” sections of this prospectus supplement and the accompanying prospectus and under the heading “Risk Factors” of our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2019, which is incorporated by reference herein. There may also be other risks that we are unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $492.8 million, after deducting the underwriting discount and the estimated offering expenses payable by us. We intend to use the proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, and cash on hand, to fund the redemption of our 2020 notes. Pending this use, we may invest the net proceeds in short-term, interest-bearing, investment-grade securities. As described above under “Prospectus Supplement Summary—Recent Developments,” on August 16, 2019, we called all of the 2020 notes for redemption. The redemption date will be September 17, 2019. The foregoing does not constitute a notice of redemption and the redemption of our 2020 notes is not conditioned on the closing of this offering. The 2020 notes bear interest at a rate of 5.00% per annum and mature on July 15, 2020, and $500 million principal amount of the 2020 notes were outstanding as of July 31, 2019.

CAPITALIZATION

The following table shows our unaudited cash and cash equivalents and capitalization as of July 31, 2019:

•	on an actual basis; and

•

on an as-adjusted basis to reflect the issuance of the notes, our entry into the term loan facility, the borrowing of $200 million under our revolving credit facility subsequent to July 31, 2019, the use of $1.165 billion to complete our acquisition of BioTek on August 23, 2019 and the estimated cost of the redemption of our 2020 notes as described under “Use of Proceeds.”

This table should be read in conjunction with “Prospectus Supplement Summary—Summary Consolidated Financial Data” appearing elsewhere in this prospectus supplement, our financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2018 and our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2019, which are incorporated by reference in this prospectus supplement.

	As of July 31, 2019
	Actual	As Adjusted(a)
	(in millions)
Cash and cash equivalents	$1,765	$1,277

Short-term debt:
Revolving credit facility	0	200
Term loan facility(b)	—	500
5.00% Senior Notes due 2020(c)	504	—
Long-term debt:
3.20% Senior Notes due 2022(d)	399	399
3.875% Senior Notes due 2023(e)	597	597
3.050% Senior Notes due 2026(f)	298	298
2.750% Senior Notes due 2029 offered hereby	—	500

Total debt	1,798	2,494
Total equity	4,747	4,747

Total capitalization (including short-term debt)	$6,545	$7,241

(a)

Reflects adjustments to reflect the issuance of the notes, our entry into the term loan facility, the borrowing of $200 million under our revolving credit facility subsequent to July 31, 2019, the use of $1.165 billion to complete our acquisition of BioTek Instruments on August 23, 2019 and use of the net proceeds from this offering and cash on hand to fund the estimated cost of the redemption of our 2020 notes. See “Prospectus Supplement Summary—Recent Developments” and “Use of Proceeds.”

(b)	On August 7, 2019, we entered into a $500 million term loan facility, the full amount of which is outstanding as of August 31, 2019. See “Prospectus Supplement Summary—Recent Developments.”
(c)

In July 2010, we issued an aggregate principal amount of $500 million in senior notes. These notes mature on July 15, 2020, and bear interest at a fixed rate of 5.00% per annum, payable semi-annually. The amount shown includes $4 million of unamortized gains as of July 31, 2019 which resulted from terminating an interest rate swap. As described above under “Prospectus Supplement Summary—Recent Developments,” on August 16, 2019, we called all of the 2020 notes for redemption. The redemption date will be September 17, 2019.

(d)

In September 2012, we issued an aggregate principal amount of $400 million in senior notes. These notes mature on October 1, 2022, and bear interest at a fixed rate of 3.20% per annum, payable semi-annually.

(e)

In June 2013, we issued an aggregate principal amount of $600 million in senior notes. These notes mature on July 15, 2023, and bear interest at a fixed rate of 3.875% per annum, payable semi-annually.

(f)

In September 2016, we issued an aggregate principal amount of $300 million in senior notes. These notes mature on September 22, 2026, and bear interest at a fixed rate of 3.050% per annum, payable semi-annually.

DESCRIPTION OF NOTES

References to “Agilent” in this section of this prospectus supplement are only to Agilent Technologies, Inc. and not to any of its subsidiaries.

Selected provisions of the notes are summarized below. This summary supplements and, to the extent inconsistent with, replaces the description of the debt securities under the caption “Description of Debt Securities” in the accompanying prospectus. You should read the following information in conjunction with the statements under “Description of Debt Securities” in the accompanying prospectus.

The notes will be issued as a series of debt securities under an indenture, to be dated as of the date of the initial issuance of the notes (the “base indenture”), between Agilent Technologies, Inc. (“Agilent”) and U.S. Bank National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture, to be dated as of the date of the initial issuance of the notes (the “first supplemental indenture”), to reflect certain terms of the notes offered hereby (the base indenture, as supplemented by the first supplemental indenture, “indenture”). The following summary of provisions of the indenture and the 2.750% Senior Notes due 2029 does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). This summary may not contain all the information that you may find useful. You should read the indenture, copies of which are available from Agilent upon request. The form of base indenture is an exhibit to the registration statement of which the prospectus attached to this prospectus supplement is a part. Capitalized terms used and not defined in this description of notes have the meanings specified in the indenture.

General

The notes will have the following basic terms:

•

the notes will be senior unsecured obligations of Agilent and will rank equally with all other existing and future unsecured and unsubordinated debt obligations of Agilent, including Agilent’s 5.00% Senior Notes due 2020 (all of which Agilent intends to redeem on September 17, 2019), 3.20% Senior Notes due 2022, 3.875% Senior Notes due 2023, 3.050% Senior Notes due 2026 and borrowings under Agilent’s revolving credit facility and term loan facility;

•	the notes are obligations exclusively of Agilent and are not guaranteed by any of its subsidiaries;

•	the notes initially will be limited to $500 million aggregate principal amount (subject to the rights of Agilent to issue additional notes as described under “—Further Issuances” below);

•	the notes will accrue interest at a rate of 2.750% per year;

•

interest will accrue on the notes from the most recent interest payment date for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the date of initial issuance of the notes), payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2020;

•	the notes will mature on September 15, 2029 unless redeemed or repurchased prior to that date;

•	Agilent may redeem the notes, in whole or in part, at any time at its option as described under “—Optional Redemption” below;

•

Agilent may be required to repurchase the notes in whole or in part at the option of the holders in connection with the occurrence of a “change of control repurchase event” as described under “—Purchase of Notes upon a Change of Control Repurchase Event” below;

•	the notes will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•

the notes will be represented by one or more global notes registered in the name of a nominee of DTC (as defined below), but in certain circumstances may be represented by notes in definitive form (see “—Book-Entry; Delivery and Form; Global Notes” below); and

•	the notes will be exchangeable and transferable at the office or agency of Agilent maintained for such purposes (which initially will be the corporate trust office of the trustee).

Agilent does not intend to list the notes on any securities exchange or include the notes in any automated quotation system.

The notes will not be subject to any sinking fund.

Agilent may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.

Interest

Interest on each note will be paid to the person in whose name that note is registered at the close of business on March 1 or September 1 immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York City or the place of payment are authorized or required by law, regulation or executive order to close.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by Agilent for such purpose (which initially will be the corporate trust office of the trustee). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at the option of Agilent, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1,000,000 principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See “—Book-Entry; Delivery and Form; Global Notes” below.

A holder may transfer or exchange any certificated notes in definitive form at the office or agency of Agilent maintained for such purposes (which initially will be at the same location set forth in the preceding paragraph). No service charge will be made for any registration of transfer or exchange of notes, but Agilent may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. Agilent is not required to transfer or exchange any note selected for redemption during a period of 15 days before mailing of a notice of redemption of notes to be redeemed.

The registered holder of a note will be treated as the owner of that note for all purposes.

Subject to applicable abandoned property law, all amounts of principal of and premium, if any, and interest on the notes paid by Agilent that remain unclaimed two years after such payment was due and payable will be repaid to Agilent, and the holders of such notes will thereafter look solely to Agilent for payment.

Ranking

The notes will be senior unsecured obligations of Agilent and will rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of Agilent, including any indebtedness Agilent may incur from time to time under Agilent’s revolving credit facility. As of July 31, 2019, Agilent had an aggregate principal amount of $500 million of its 5.00% Senior Notes due 2020 outstanding (all of which, as described above under “Prospectus Supplement Summary—Recent Developments,” we intend to redeem on September 17, 2019), an aggregate principal amount of $399 million of its 3.20% Senior Notes due 2022 outstanding, an aggregate principal amount of $597 million of its 3.875% Senior Notes due 2023 outstanding and an aggregate principal amount of $298 million of its 3.050% Senior Notes due 2026 outstanding. As of July 31, 2019, Agilent had no borrowings outstanding under the revolving credit facility. Subsequent to July 31, 2019, Agilent borrowed $200 million under the revolving credit facility. As described above under “Prospectus Supplement Summary—Recent Developments,” on August 7, 2019, Agilent entered into a $500 million term loan facility, the full amount of which is outstanding as of August 31, 2019.

The notes will effectively rank junior in right of payment to all existing and future secured indebtedness of Agilent to the extent of the assets securing such indebtedness, and will rank structurally junior to all existing and future liabilities of its subsidiaries, including indebtedness and trade payables. Except as described in the immediately preceding paragraph, Agilent did not have any outstanding secured indebtedness as of July 31, 2019.

Agilent derives a substantial portion of its operating income and cash flow from its subsidiaries. Therefore, Agilent’s ability to make payments when due to the holders of the notes is, in part, dependent upon the receipt of sufficient funds from its subsidiaries. Claims of creditors of Agilent’s subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of Agilent’s creditors, including holders of the notes. Accordingly, the notes will be structurally subordinated to creditors, including trade creditors and preferred stockholders, if any, of Agilent’s subsidiaries. As of July 31, 2019, Agilent’s subsidiaries had approximately $705 million of outstanding liabilities (including trade payables, but excluding intercompany liabilities and deferred revenue), all of which ranks structurally senior to the notes.

Optional Redemption

Agilent may redeem on any one or more occasions some or all of the notes before they mature at a redemption price equal to the sum of (i) 100% of the aggregate principal amount of the notes being redeemed plus accrued and unpaid interest on such notes up to, but not including, the date of redemption, and (ii) the Make-Whole Amount, as defined below, if any, with respect to such notes. Notwithstanding the foregoing, if the notes are redeemed on or after the Par Call Date, as defined below, the redemption price will not include the Make-Whole Amount.

Notes called for redemption become due and payable on the date fixed for redemption (the “Redemption Date”). Notices of redemption will be mailed to each holder of notes to be redeemed at its registered address by first-class mail (or delivered in accordance with the procedures of the depositary in respect of global notes), with a copy to the trustee, at least 15 but not more than 60 days before the Redemption Date. On and after the Redemption Date, interest will cease to accrue on any notes that are redeemed unless Agilent defaults in payment of the redemption price. Once a notice of redemption is sent, the notes called for redemption will become due and payable on the Redemption Date and at the applicable redemption price, plus accrued and unpaid interest to the Redemption Date.

The notice of redemption for the notes will state the amount to be redeemed. A partial redemption of the notes may be effected pro rata, by lot or by such method as the trustee may deem fair and appropriate (including, in the case of notes represented by global notes, in accordance with DTC’s applicable procedures) and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the notes or any integral multiple thereof) of the principal amount of notes of a denomination larger than the minimum authorized denomination for such notes. On or before the Redemption Date, Agilent will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price, plus accrued and unpaid interest to the redemption date.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Make-Whole Amount” means, in connection with any optional redemption of the notes, the excess, if any, of:

•

the aggregate present value as of the Redemption Date of each dollar of principal being redeemed and the amount of interest, calculated by us, excluding interest accrued to the Redemption Date, that would have been payable in respect of each dollar if such redemption had been made on the Par Call Date, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate, determined on the third Business Day preceding the Redemption Date, from the respective dates on which the principal and interest would have been payable if such redemption had been made on the Par Call Date, over

•	the aggregate principal amount of the notes being redeemed.

The trustee shall have no obligation to calculate or verify the calculation of the Make-Whole Amount.

“Par Call Date” means June 15, 2029 (three months prior to the maturity date of the notes).

“Reinvestment Rate” means the yield on treasury securities at a constant maturity corresponding to the remaining life to maturity (rounded up to the nearest month) of the principal of the notes being redeemed as of the Redemption Date (which maturity shall be deemed to be the Par Call Date) (the “Treasury Yield”), plus 0.20% for the notes being redeemed. For purposes of calculating the Reinvestment Rate, the Treasury Yield will be equal to the arithmetic mean of the yields published in the Statistical Release under the heading “Week Ending” for “U.S. Government Securities—Treasury Constant Maturities” with a maturity equal to the deemed remaining life to maturity of the notes being redeemed. However, if no published maturity exactly corresponds to such remaining life, then the Treasury Yield will be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount will be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield will be determined in the manner that most closely approximates the above manner, as Agilent reasonably determines.

“Statistical Release” means the statistical release designated “H.15” or any successor publication that is published weekly by the Federal Reserve System and that reports yields on actively traded United States government securities adjusted to constant maturities, or, if that statistical release is not published at the time of any required determination under the Indenture, then another reasonably comparable publication which Agilent will designate.

Purchase of Notes upon a Change of Control Repurchase Event

If a change of control repurchase event occurs, unless Agilent has exercised its right to redeem the notes as described above, Agilent will be required to make an offer to each holder of the notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at the option of Agilent, prior to any change of control, but after the public announcement of the change of control or event that may constitute the change of control, Agilent will send a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the notes on the repurchase date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. Agilent will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes or indenture, Agilent will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes or indenture by virtue of compliance with such securities laws or regulations.

On the repurchase date following a change of control repurchase event, Agilent will, to the extent lawful:

(1)	accept for payment all the notes or portions of the notes properly tendered pursuant to its offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being purchased by Agilent.

The paying agent will promptly send to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

Agilent will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Agilent and such third party purchases all notes properly tendered and not withdrawn under its offer.

The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Agilent and, thus, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between Agilent and the underwriters. Agilent has no present intention to engage in a transaction involving a change of control, although it is possible that Agilent could decide to do so in the future. Subject to the limitations discussed below, Agilent could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of Agilent or the credit ratings of the notes. Restrictions on the ability of Agilent to incur liens, enter into sale and leaseback transactions and consolidate, merge or sell assets are contained in the covenants as described under the sections of the accompanying prospectus entitled “Description of Debt Securities—Certain Covenants—Limitation on Liens,” “Description of Debt Securities—Certain Covenants—Limitation on Sale and Leaseback Transactions” and “Description of Debt Securities—Certain Covenants—Limitation on Consolidation, Merger and Sale of Assets.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a decline in the credit quality of Agilent or a highly leveraged or similar transaction involving Agilent.

The phrase “all or substantially all,” as used with respect to the assets of Agilent and its subsidiaries in the definition of “change of control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of the assets of Agilent and its subsidiaries has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be uncertain.

Agilent may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. In addition, even if it has sufficient funds, Agilent may be prohibited from repurchasing the notes under the terms of the debt instruments governing its indebtedness outstanding at such time. Furthermore, a change of control would constitute an event of default under the revolving credit facility. See “Risk Factors—Risks Relating to the Notes—We may not be able to repurchase all of the notes upon a change of control repurchase event.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Agilent and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) other than Agilent or one of its subsidiaries; (2) the adoption of a plan relating to Agilent’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) or “group” (within the meaning of Section 13(d) of the Exchange Act) of “persons”, other than Agilent or its subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of Agilent’s voting stock or other voting stock into which Agilent’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that (x) a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act and (y) a transaction will not be deemed to involve a change of control under this clause (3) if (A) Agilent becomes a direct or indirect wholly owned subsidiary of a holding company and (B)(i) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Agilent’s voting stock immediately prior to that transaction and each holder holds substantially the same percentage of voting stock of such holding company as such holder held of Agilent’s shares immediately prior to that transaction or (ii) Agilent’s voting stock outstanding immediately prior to such transaction are converted into or exchanged for, a majority of the voting stock of such holding company immediately after giving effect to such transaction; or (4) the first day on which a majority of the members of the board of directors of Agilent are not continuing directors.

“continuing directors” means, as of any date of determination, any member of the board of directors of Agilent who (1) was a member of such board of directors on the date of the issuance of the notes; or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of Agilent in which such member was named as a nominee for election as a director, without objection to such nomination).

“change of control repurchase event” means the occurrence of both a change of control and a ratings event.

“Fitch” means Fitch Ratings Inc. and its successors.

“investment grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by Agilent.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“rating agency” means each of Fitch, Moody’s and S&P, so long as such entity makes a rating of the notes publicly available; provided, however, if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of Agilent, Agilent shall be allowed to designate a “nationally recognized statistical rating organization” within the meaning of Rule 3(a)(62) under the Exchange Act as a replacement agency for the agency that ceased to make such a rating publicly available. For the avoidance of doubt, failure by Agilent to pay rating agency fees to make a rating of the notes shall not be a “reason outside of the control of Agilent” for the purposes of the preceding sentence.

“ratings event” means a decrease in the ratings of the notes by one or more of the rating agencies such that the notes are rated below investment grade by all of the rating agencies on any date from the date of the public notice of an arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of a change of control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the rating agencies on the 60th day of such period, such extension to last with respect to each such rating agency until the date on which such rating agency considering such possible downgrade either (x) rates the notes below investment grade or (y) publicly announces that it is no longer considering the notes for possible downgrade; provided that no such extension will occur if on such 60th day the notes are rated investment grade by at least one of such rating agencies in question and are not subject to review for possible downgrade by such rating agency).

Notwithstanding the foregoing, a ratings event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a ratings event for purposes of the definition of change of control repurchase event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the ratings event).

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“voting stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Limitations on Liens

In addition to the exceptions to the limitation on liens restrictions set forth in the accompanying prospectus under “Certain Covenants—Limitation on Liens,” the notes will include an additional exception for liens existing on the date of the first supplemental indenture reflecting certain terms of the notes.

Further Issuances

Agilent may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as, and ranking equally and ratably with, the notes, in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the notes and will vote together as one class on all matters with respect to the notes. Additional notes may only bear the same CUSIP number if they would be fungible for United States federal tax purposes with the existing notes of that series.

Events of Default

In addition to the “events of default” listed in the accompanying prospectus under “Description of Debt Securities—Events of Default,” a failure by Agilent to repurchase notes tendered for repurchase following the occurrence of a change of control repurchase event in conformity with the covenant set forth under “—Purchase of Notes upon a Change of Control Repurchase Event” is also an “event of default” under the indenture with respect to the notes.

Defeasance

Agilent at any time may terminate all its obligations with respect to the notes and the indenture (such termination, “legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. Agilent at any time may also terminate its obligations with respect to the notes under certain covenants included in the indenture, including the covenants described under the sections of the accompanying prospectus entitled “Description of Debt Securities—Certain Covenants—Limitation on Liens” and “Description of Debt Securities—Certain Covenants—Limitation on Sale and Leaseback Transactions,” under clause (3) under “Description of Debt Securities—Events of Default” in the accompanying prospectus and under the provisions described under “—Purchase of Notes upon a Change of Control Repurchase Event” in this prospectus supplement, which termination is referred to in this prospectus supplement as “covenant defeasance.” Agilent may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If Agilent exercises its legal defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default with respect thereto. If Agilent exercises its covenant defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default specified under “—Events of Default” above or an event of default specified in clauses (3) and (6) under “Description of Debt Securities—Events of Default” in the accompanying prospectus with respect to the covenants described under “Description of Debt Securities—Certain Covenants” in the accompanying prospectus and Agilent will no longer be obligated to make an offer under the covenant set forth under “—Purchase of Notes upon a Change of Control Repurchase Event” upon the occurrence of a change of control repurchase event.

The legal defeasance option or the covenant defeasance option with respect to the notes may be exercised only if:

(a)

Agilent irrevocably deposits in trust with the trustee money or U.S. government securities or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay principal and interest when due on all the notes being defeased to maturity;

(b)

no default or event of default with respect to the notes has occurred and is continuing on the date of such deposit, or, with respect to an event of default involving bankruptcy, at any time in the period ending on the 91st day after the date of deposit;

(c)	in the case of the legal defeasance option, Agilent delivers to the trustee an opinion of counsel stating that:

(1) Agilent has received from the IRS a ruling, or

(2) since the date of the indenture there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that and based thereon such opinion of counsel shall confirm that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(d)

in the case of the covenant defeasance option, Agilent delivers to the trustee an opinion of counsel to the effect that the holders of the notes being defeased will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(e)

Agilent delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the indenture.

Same-Day Settlement and Payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until Agilent issues the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. Agilent can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-Entry; Delivery and Form; Global Notes

The notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC for the accounts of participants in DTC.

Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form.

DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any notes under the global note. Agilent understands that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of physical certificate of that interest.

All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

Agilent expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. Agilent also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither Agilent, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Agilent expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although Agilent expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Agilent, the underwriters or the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated securities may be issued in exchange for beneficial interests in the global notes under certain circumstances, including (i) if an event of default shall have occurred and be continuing with respect to the notes, (ii) if DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by Agilent within 90 days or (iii) at any time Agilent determines, in its sole discretion, that the notes or portions thereof issued or issuable in the form of one or more global notes shall no longer be represented by such global note. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Agilent believes to be reliable, but Agilent does not take responsibility for its accuracy.

Euroclear and Clearstream

If the depositary for a global security is DTC, you may hold interests in the global notes through the Euroclear System (“Euroclear”) or Clearstream Banking S.A. (“Clearstream”), in each case, as a participant in DTC. Euroclear and Clearstream, will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. Agilent has no control over those systems or their participants, and it takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Brussels or Luxembourg, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The indenture is and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

U.S. Bank National Association is the trustee under the indenture and has also been appointed by Agilent to act as registrar, transfer agent and paying agent for the notes.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain material U.S. federal income tax considerations that may be relevant to you if you invest in the notes, but does not purport to be a complete analysis of all potential tax considerations. Except as discussed under “—Non-U.S. Holders” and “—Information Reporting and Backup Withholding” below, the discussion generally applies only to beneficial owners of notes that are U.S. holders. You will be a U.S. holder if you are (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (B) the trust has in effect a valid election under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes. A “non-U.S. holder” is a beneficial owner of a note (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

This summary applies only to notes that are held: (i) as capital assets (generally, property held for investment) and (ii) by those holders who purchased notes on original issuance at the “issue price” (generally, the first price at which a substantial portion of the notes is sold for cash to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)). The tax treatment of a holder may vary depending on that holder’s particular situation. This summary does not address all of the considerations that may be relevant to you if you are an investor that is subject to special tax treatment such as, for example, a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, a person that will hold notes as a position in a “straddle,” conversion, integrated transaction or other similar transaction, tax-exempt organization, a person required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement, partnership or other entity classified as a partnership for U.S. federal income tax purposes, a former citizen or resident of the United States or a U.S. holder whose “functional currency” is not the U.S. dollar. If an entity that is treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner in such an entity, you should consult your tax advisor as to the U.S. federal income tax consequences of holding notes. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any possible applicability of U.S. federal gift or estate tax or the alternative minimum tax.

This summary is based on the provisions of the Code, and the U.S. federal income tax regulations promulgated under the Code (the “Treasury Regulations”), rulings and judicial decisions thereunder as of the date hereof, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary. There can be no assurances that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, holding or disposing of the notes.

You should consult your tax advisor about the tax consequences of purchasing or holding notes, including with respect to your particular situation, as well as the application of state, local foreign or other tax laws that may be relevant to your particular situation.

Payments or Accruals of Interest

Payments or accruals of interest on a note will be taxable to you as ordinary income at the time that you actually or constructively receive or accrue such amounts (in accordance with your regular method of tax accounting).

This discussion assumes that the notes will be issued with less than a de minimis amount of original issue discount. If, however, the notes’ principal amount exceeds the issue price by more than or equal to a de minimis amount, as determined under applicable Treasury regulations, a U.S. holder will be required to include such excess of principal amount over issue price in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income.

Repurchase Options

In the event that there is a change of control, holders of notes will have the right to require us to repurchase their notes at 101% of the principal amount plus accrued and unpaid interest, if any (see “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event”). Further, we may redeem the notes, in whole or in part, at our option (see “Description of Notes—Optional Redemption”). If the amount or timing of any payment on a note is contingent, the note could be subject to special rules that apply to “contingent payment debt instruments.” Although not free from doubt, we intend to take the position that a possible or actual payment upon a change of control repurchase event or upon an optional redemption will not cause a note to be treated as creating a “contingent payment debt instrument” for purposes of the original issue discount provisions of the Code and the Treasury Regulations. Our determination that the notes are not contingent payment debt instruments is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. holder, under the original issue discount provisions of the Code and the Treasury Regulations, might be required to accrue income on its notes in excess of stated interest and prior to the receipt of cash, and may be required to treat as ordinary income rather than as capital gain any income realized on the taxable disposition of a note. U.S. holders should consult their own tax advisors regarding the possible application of the Treasury Regulations pertaining to contingent payment debt instruments to the notes and the consequences thereof. The remainder of this discussion assumes that our determination is correct.

Purchase, Sale, Redemption and Retirement of Notes

Initially, your tax basis in a note generally will equal the cost of the note to you. When you sell or exchange a note, or if a note that you hold is retired or redeemed, you generally will recognize taxable gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest, which will be subject to tax in the manner described above under “—Payments or Accruals of Interest”) and your tax basis in the note. Special rules may apply to notes redeemed in part.

The gain or loss that you recognize on the sale, exchange, redemption or retirement of a note generally will be capital gain or loss. The capital gain or loss on the sale, exchange, redemption or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally is subject to tax at a lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Unearned Income Medicare Contribution

Certain U.S. holders who are individuals earning over $200,000 (or joint filers earning $250,000), and estates or trusts with an adjusted gross income exceeding a threshold as indicated in the Code and Treasury Regulations are required to pay an additional 3.8% Medicare tax on net investment income, including among other things, interest on a note and capital gains from the sale or other disposition of notes.

Non-U.S. Holders

For purposes of the discussion below, interest and gain on the sale, redemption or repayment of notes will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the

non-U.S. holder’s conduct of a U.S. trade or business and (ii) in the case of a non-U.S. holder eligible for the benefits of a bilateral income tax treaty to which the United States is a party, attributable to a U.S. permanent establishment in the United States.

Subject to the discussions below regarding the Foreign Account Tax Compliance Act (the “FATCA”) and backup withholding, interest paid on the notes to a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is “portfolio interest.” Generally, interest on the notes will qualify as portfolio interest if the non-U.S. holder:

(i) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(ii) is not a controlled foreign corporation (in general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock, by voting power or value, is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting power or value) with respect to which we are a “related person” within the meaning of section 864(d)(4) of the Code;

(iii) is not a bank that is receiving the interest on a loan made in the ordinary course of its trade or business; and

(iv) either (a) certifies, under penalties of perjury on a Form W-8BEN or Form W-8BEN-E (or such successor form as the IRS designates), prior to the payment that such holder is not a U.S. person and provides such holder’s name and address or (b) holds the note through certain foreign intermediaries or certain foreign partnerships and satisfies the certification requirements under the applicable Treasury Regulations.

The gross amount of payments of interest that do not qualify as portfolio interest and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless an applicable tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular, graduated U.S. rates (as if earned by a U.S. holder) rather than the 30% gross withholding tax rate. In the case of a non-U.S. holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax equal to 30% (or a lower rate under an applicable tax treaty) on the non-U.S. holder’s earnings and profits for the taxable year, subject to adjustments. To claim the benefits of a treaty exemption from or reduction in withholding, a non-U.S. holder must, prior to the payment of interest, provide a properly executed Form W-8BEN or Form W-8BEN-E (or such successor form as the IRS designates). To claim an exemption from withholding because income is U.S. trade or business income, a non-U.S. holder must, prior to the payment of interest, provide a properly executed Form W-8ECI (or such successor form as the IRS designates). These forms may need to be periodically updated. A non-U.S. holder that is claiming the benefits of a treaty may be required in certain instances to obtain a U.S. taxpayer identification number (“TIN”) and provide it on a Form W-8BEN or Form W-8BEN-E.

Subject to the discussions below concerning the FATCA and backup withholding, if you are a non-U.S. holder, any gain you realize on a sale, exchange, redemption or other disposition of notes generally will be exempt from U.S. federal income tax, including withholding tax. This exemption will not apply to you if (i) the gain is U.S. trade or business income, in which case the branch profits tax may also apply if you are a corporate non-U.S. holder; or (ii) you are an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met. Special rules may apply to certain non-U.S. holders (or their beneficial owners), such as “controlled foreign corporations,” “passive foreign investment companies,” and certain expatriates, that are subject to special treatment under the Code. Such non-U.S. holders (or their beneficial owners) should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Information Reporting and Backup Withholding

If you are a U.S. holder when you receive interest payments on a note or proceeds upon the sale or other disposition of a note, such payments or proceeds will generally be subject to information reporting and may also be subject to backup withholding, currently at a rate of 24%. Certain U.S. holders (including, among others, corporations) are generally not subject to information reporting or backup withholding. In addition, backup withholding will not apply if you provide your TIN to the payor in the prescribed manner unless: (A) the IRS notifies us or our agent that the TIN you provided is incorrect; (B) you fail to report or underreport certain payments that you receive on your tax return and the IRS notifies us or our agent that withholding is required (“notified underreporting”); or (C) you fail to certify under penalties of perjury that (i) you provided us with your correct TIN, (ii) you are not subject to backup withholding due to notified underreporting, and (iii) you are a U.S. person (including a U.S. resident alien).

Information returns will be filed with the IRS in connection with payments on the notes to non-U.S. holders. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. If you are a non-U.S. holder, you may have to comply with certification procedures to establish your non-U.S. status in order to avoid additional information reporting and backup withholding tax requirements. The certification procedures required to claim the exemption from withholding tax on interest income described above will satisfy these certification requirements.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder may be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding on Payments to Foreign Financial Entities and Other Foreign Entities

Legislation known as the Foreign Account Tax Compliance Act and guidance issued thereunder (“FATCA”) imposes withholding taxes on certain types of payments made to “foreign financial institutions” and certain other foreign entities (including financial intermediaries). FATCA generally imposes withholding at a rate of 30% on payments to certain foreign entities of interest on and the gross proceeds of dispositions of the notes, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or the entity otherwise qualifies for an exemption. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. These withholding rules generally apply to payments of interest on the notes. Currently proposed regulations provide that FATCA withholding does not apply to gross proceeds from the disposition of property of a type that can produce US source interest, such as the notes; however, prior versions of the rules would have made such gross proceeds subject to FATCA withholding. Taxpayers (including withholding agents) can currently rely on the proposed regulations until final regulations are issued. You should consult your tax advisor regarding the application of FATCA.

EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Barclays Capital Inc., J.P. Morgan Securities LLC and MUFG Securities Americas Inc. are acting as representatives, have severally agreed to purchase, and Agilent has agreed to sell to them, severally, the principal amount of the notes set forth opposite each underwriter’s name below:

Underwriters	Principal amount of the notes
Barclays Capital Inc.	$140,000,000
J.P. Morgan Securities LLC	140,000,000
MUFG Securities Americas Inc.	140,000,000
Academy Securities, Inc.	20,000,000
Credit Suisse Securities (USA) LLC	20,000,000
HSBC Securities (USA) Inc.	20,000,000
KeyBanc Capital Markets Inc.	20,000,000

Total	$500,000,000

The underwriters are offering the notes subject to their acceptance of the notes from Agilent and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes directly to the public at the offering price described on the cover page of this prospectus supplement. In addition, the underwriters may offer part of the notes to certain dealers at a price that represents a concession not in excess of 0.400% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.250% of the principal amount of the notes to other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

The following table shows the underwriting discount that Agilent will pay to the underwriters in connection with this offering:

Paid by Agilent
Per note	0.650%

Total	$3,250,000

Agilent has also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities and may end any of them at any time.

We expect that delivery of the notes will be made to investors on or about September 16, 2019, which will be the seventh business day following the date of this prospectus supplement (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

The notes are new issues of securities and there are currently no established trading markets for the notes. Agilent does not intend to apply for listings of the notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised Agilent that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice.

Expenses associated with this offering to be paid by Agilent, other than the underwriting discount, are estimated to be approximately $490,000. The underwriters have agreed to reimburse Agilent for certain expenses in connection with this offering.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, affiliates of certain of the underwriters, including affiliates of Barclays Capital Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and MUFG Securities Americas Inc. are lenders and/or agents under our revolving credit facility and/or the term loan facility, for which these underwriters and affiliates have been paid customary fees.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters or their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Australia

This prospectus supplement and the accompanying prospectus are not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia (the “Corporations Act”), has not been lodged with the Australian Securities and Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus supplement and the accompanying prospectus in Australia, you confirm and warrant that you are either:

•	a “sophisticated investor” under Section 708(8)(a) or (b) of the Corporations Act;

•

a “sophisticated investor” under Section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company that complies with the requirements of Section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

•	a person associated with the Company under Section 708(12) of the Corporations Act; or

•	a “professional investor” under Section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this prospectus supplement and the accompanying prospectus is void and incapable of acceptance.

Further, you warrant and agree that you will not offer any of the securities issued to you pursuant to this prospectus supplement and the accompanying prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under Section 708 of the Corporations Act.

Notice to Prospective Investors in Canada

The notes offered may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

In relation to its use in the Dubai International Financial Centre (the “DIFC”), this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the notes may not be offered or sold directly or indirectly to the public in the DIFC.

Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU 2016/97), as amended or superseded, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended or superseded, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This preliminary prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA which has implemented the Prospectus Directive will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This preliminary prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Korea

The notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act. Accordingly, the notes may not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as such term is defined under the Foreign Exchange Transaction Law of Korea and its Enforcement Decree), except as otherwise permitted under applicable Korean laws and regulations.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 by a relevant person which is: a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) the transfer is by operation of law.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, Agilent has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the issuer, or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Notice to Prospective Investors in Taiwan

The notes may be made available outside Taiwan for purchase by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors) but may not be offered or sold in Taiwan. The notes are being made available to professional institutional investors in Taiwan through bank trust departments, licensed securities brokers and/or insurance company investment linked insurance policies pursuant to Taiwan Rules Governing Offshore Structured Products. No other offer or sale in Taiwan is permitted.

Notice to Prospective Investors in the United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the DIFC) other than in compliance with the laws of the United Arab Emirates (and the DIFC) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the DIFC) and is not intended to be a public offer. This prospectus supplement and the accompanying prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the DFSA.

Notice to Prospective Investors in the United Kingdom

The notes may not be offered in the United Kingdom other than by an underwriter that (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (ii) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Goodwin Procter LLP, New York, New York will pass upon certain legal matters relating to the validity of the notes offered in this prospectus supplement for us. The underwriters have been represented by Simpson Thacher & Bartlett LLP, Palo Alto, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended October 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus, which form a part of the registration statement that we filed with the SEC, do not contain all the information that is included in the registration statement. You will find additional relevant information about us in the registration statement, including the exhibits thereto. Any statements made in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the legal document. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

We are subject to the informational requirements of the Exchange Act. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above.

Our home page on the Internet is www.agilent.com. Other than the information expressly set forth or incorporated by reference in this prospectus supplement, the information contained, or referred to, on our website is not part of this prospectus supplement or the accompanying prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement:

•

our Annual Report on Form 10-K for the fiscal year ended October 31, 2018, including portions of our proxy statement relating to our 2019 annual meeting of stockholders held on March 20, 2019 to the extent incorporated by reference into our Annual Report on Form 10-K;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2019, April 30, 2019 and July 31, 2019; and

•

our Current Report on Form  8-K filed on November  19, 2018, January 17, 2019, January  25, 2019, March 13, 2019, March 22, 2019, August 8, 2019 and August 16, 2019 (in each case, other than information furnished rather than filed).

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement (or in any document incorporated by reference therein) or in any other subsequently filed document that is or is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus supplement.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Agilent Technologies, Inc.

Attn: Investor Relations

5301 Stevens Creek Boulevard

Santa Clara, California 95051

(408) 345-8886

PROSPECTUS

Debt Securities

This prospectus contains a general description of certain material terms of the debt securities which we may offer for sale from time to time. The debt securities may be offered in one or more different series, each of which will have terms and conditions distinct from the terms and conditions of each other series of debt securities offered pursuant to this prospectus. The specific terms and conditions of the debt securities to be offered from time to time, to the extent they are not described in this prospectus or are different than those described in this prospectus, will be contained in one or more supplements to this prospectus, which will be provided when we make an offering of such debt securities. A supplement may also contain other important information concerning Agilent Technologies, Inc., the debt securities being offered or the offering, including certain U.S. federal income tax consequences and, in certain circumstances, the consequences under the tax laws of other countries to which you may become subject if you acquire the debt securities being offered by means of that supplement and this prospectus. A supplement may also supplement, change or update information contained in this prospectus, and we may supplement, change or update any of the information contained in this prospectus by incorporating information by reference in this prospectus. Read this prospectus and any supplement carefully before you invest.

The securities will be issued by Agilent Technologies, Inc. See “Description of Debt Securities.”

The common stock of Agilent Technologies, Inc. is listed on the New York Stock Exchange under the trading symbol “A.” Unless we state otherwise in a prospectus supplement, we will not list any of the securities described in this prospectus on any securities exchange.

Investing in our securities involves risk. See “Risk Factors” beginning on page 5 of this prospectus and under similar headings in the documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is September 3, 2019.

ABOUT THIS PROSPECTUS

References in this prospectus to “Agilent,” “our company,” “we,” “us” and “our” are to Agilent Technologies, Inc., a Delaware corporation, including, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration procedure. Under this procedure, we may offer and sell debt securities from time to time in one or more series in one or more offerings. No limit exists on the aggregate amount of the debt securities we may sell pursuant to the registration statement. The securities sold may be denominated in U.S. dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency or currency units as specified in the prospectus supplement.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we, or parties acting on our behalf, will provide you with a prospectus supplement that contains specific information about the terms of that offering and the securities being sold in that offering. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we make in this prospectus may be modified or superseded by any statement made by us in a prospectus supplement, and in the event the information set forth in a prospectus supplement differs in any way from the information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede such information. See “Incorporation by Reference.”

You should read both this prospectus and any prospectus supplement together with additional information described herein under the captions “Where You Can Find More Information” and “Incorporation by Reference.”

Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Agilent since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Any prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by the prospectus supplement and, in certain circumstances, the consequences under the tax laws of other countries to which you may become subject if you acquire the debt securities being offered by means of that supplement and this prospectus.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be affiliates of ours. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any offer. The prospectus supplement will also contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of offering, the compensation of any underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made various forward-looking statements in this prospectus and the documents incorporated in this prospectus by reference. Examples of such forward-looking statements include statements regarding:

•	statements regarding growth opportunities, including for revenue and our end markets;

•	strengths and drivers of the markets we sell into;

•	sales funnels;

•	our strategic direction;

•	new product and service introductions and the position of our current products and services;

•	market demand for and adoption of our products;

•	the ability of our products and solutions to address customer needs and meet industry requirements;

•	our focus on differentiating our product solutions, improving our customers’ experience and growing our earnings;

•	future financial results;

•	our operating margin;

•	our investments, including in manufacturing infrastructure;

•	research and development and expanding and improving our applications and solutions portfolios;

•	expanding our position in developing countries and emerging markets;

•	our focus on balanced capital allocation;

•	our contributions to our pension and other defined benefit plans;

•	impairment of goodwill and other intangible assets;

•	the effect of the U.S. Tax Cuts and Jobs Act of 2017 and U.S. and other tariffs;

•	the impact of foreign currency movements;

•	our hedging programs and other actions to offset the effects of tariffs and foreign currency movements;

•	our future effective tax rate, tax valuation allowance and unrecognized tax benefits;

•	the impact of local government regulations on our ability to pay vendors or conduct operations;

•	our ability to satisfy our liquidity requirements, including through cash generated from operations;

•	the potential impact of adopting new accounting pronouncements;

•	indemnification;

•	source and supply of materials used in our products;

•	our sales;

•	our purchase commitments;

•	our capital expenditures;

•	the integration and effects of our acquisitions and other transactions;

•	our stock repurchase program and dividends; and

•	contemplated financing transactions.

The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements. Such factors, some of which are discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2019, which are incorporated herein and will be discussed in prospectus supplements, include, but are not limited to:

•	if the markets into which we sell our products decline or do not grow as anticipated;

•	our ability to introduce successful new products and services in a timely manner;

•	general economic conditions;

•	our ability to adjust our purchases due to changing market conditions and to estimate our customers’ demand;

•	demand for some of our products and services depending on capital spending policies of our customers, research and development budgets and government funding policies;

•	economic, political, foreign currency and other risks associated with international sales and operations;

•	the impact of strategic initiatives to adjust our cost structure on our business;

•	our ability to retain and hire key personnel;

•	our acquisitions, strategic investments and alliances, joint ventures, exiting of businesses and divestitures may result in financial results that are different than expected;

•	our ability to maintain an effective system of internal controls;

•	our failure or inability to comply with laws and regulations;

•	improper conduct by any of our employees, agents or business partners;

•	our retirement and post retirement pension plan obligations and risks;

•	the impact of consolidation and acquisitions of our competitors;

•	our ability to successfully manage the consolidation and streamlining of our manufacturing operations and for our manufacturing capacity to match the demand for our products;

•	our dependence on contract manufacturing and outsourcing other portions of our supply chain including logistics and third-party package delivery services;

•	the impact of environmental contamination;

•	potential infringement of third parties’ intellectual property rights by us or potential infringement of our intellectual property rights by third parties;

•	the potential adverse settlement of tax examinations and audits by the United States Internal Revenue Service and other tax authorities;

•	the impact of a change or termination of tax incentives;

•	our current or future levels of debt;

•	a loss to our factories, facilities or distribution systems due to a catastrophe;

•	the impact of a significant disruption in, or breach in security of, our information technology systems, or our failure to implement new systems and software; and

•	the impact of adverse conditions in the global banking industry and credit markets.

We caution you that the foregoing list of factors is not exhaustive. There may also be other risks that we are unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

THE COMPANY

Agilent Technologies, Inc. (“we”, “Agilent” or the “company”) is a global leader in life sciences, diagnostics and applied chemical markets, providing application focused solutions that include instruments, software, services and consumables for the entire laboratory workflow. Our life sciences and applied markets business provides application-focused solutions that include instruments and software that enable customers to identify, quantify and analyze the physical and biological properties of substances and products, as well as enable customers in the clinical and life sciences research areas to interrogate samples at the molecular and cellular level. Our diagnostics and genomics business is comprised of six areas of activity providing solutions that include reagents, instruments, software and consumables, which enable customers in the clinical and life sciences research areas to interrogate samples at the cellular and molecular level. The Agilent CrossLab business spans the entire lab with its extensive consumables and services portfolio, which is designed to improve customer outcomes. In addition, we conduct centralized order fulfillment and supply chain operations for our businesses through the order fulfillment and supply chain organization, or OFS. OFS provides resources for manufacturing, engineering and strategic sourcing to our respective businesses. Each of our businesses, together with OFS and Agilent Technologies Research Laboratories, is supported by our global infrastructure organization, which provides shared services in the areas of finance, information technology, legal, certain procurement services, workplace services and human resources.

We were incorporated in Delaware in May 1999. Our principal executive offices are located at 5301 Stevens Creek Boulevard, Santa Clara, California 95051. Our telephone number at that location is (408) 345-8886. Our home page on the Internet is www.agilent.com. Other than the information expressly set forth in this prospectus, the information contained, or referred to, on our website is not part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2019, which is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include, but are not limited to, repurchases of our outstanding shares of common stock, additions to working capital, capital expenditures, repayment of debt and the financing of acquisitions and investments.

DESCRIPTION OF DEBT SECURITIES

References to “Agilent” in this section of this prospectus are only to Agilent Technologies, Inc. and not to any of its subsidiaries.

Agilent may issue debt securities, including convertible debt securities, in one or more series. While the terms summarized below will apply generally to any future debt securities Agilent may offer under this prospectus, the applicable prospectus supplement or free writing prospectus will describe the specific terms of any debt securities offered through that prospectus supplement or free writing prospectus. The terms of any debt securities Agilent offers under a prospectus supplement or free writing prospectus may differ from terms we describe below.

Agilent will evidence each series of debt securities offered under this prospectus that it issues by an indenture (the “base indenture”) to be entered into between Agilent and U.S. Bank National Association (the “trustee”). Agilent has filed a form of the base indenture as an exhibit to the registration statement, of which this prospectus is a part, and supplemental indentures, officer’s certificates and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that Agilent files with the SEC. Unless the context requires otherwise, whenever Agilent refers to the “indenture,” Agilent is referring to the base indenture as supplemented by any supplemental indentures or officer’s certificates that specify the terms of a particular series of debt securities.

The indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

The following summaries of material provisions of the debt securities and the indenture are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. Agilent urges you to read the applicable prospectus supplement and any related free writing prospectuses related to the debt securities that Agilent may offer under this prospectus, as well as the complete applicable indenture that contains the terms of the debt securities.

General

Agilent will set forth in a prospectus supplement or free writing prospectus, to the extent required, among other things, the following terms of the series of debt securities being offered:

•	the title of the series of the debt securities;

•	any limit on the aggregate principal amount of the debt securities of a series;

•	the date or dates on which Agilent will pay the principal of the debt securities;

•	the rate or rates at which the debt securities will bear interest or, if applicable, the method used to determine such rate or rates;

•	the date or dates from which interest will accrue, the date or dates on which interest will be payable and any record date for the interest payable on any interest payment date;

•	the place or places where principal of and any premium and interest on the debt securities of the series will be payable;

•	any optional redemption provisions and any change of control put provisions;

•	if other than the principal amount thereof, the amounts payable upon a declaration of acceleration of the maturity of the debt securities;

•	the issue date;

•	the issue price (expressed as a percentage of the aggregate principal amount of the debt securities) at which the debt securities will be issued;

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whether the debt securities will be issued in the form of definitive debt securities or global debt securities and, if issued in the form of global debt securities, the identity of the depositary for such global debt security or debt securities;

•	any additions to, deletions of or changes in the events of default which apply to the debt securities;

•	if the debt securities will be convertible into or exchangeable for shares of common stock, preferred stock or other securities of Agilent;

•	any additions to, deletions of or changes in the covenants which apply to the debt securities; and

•	any other terms of the debt securities (which may supplement, modify or delete any provision of the indenture insofar as it applies to such series).

The debt securities will be issuable only in fully registered form, without coupons, or in the form of one or more global debt securities. The debt securities will be issued only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement or free writing prospectus.

The indenture does not limit the aggregate principal amount of debt securities that may be issued under it. Unless otherwise provided in the terms of a series of debt securities, a series may be reopened, without notice to or consent of any holder of outstanding debt securities, for issuances of additional debt securities of that series.

Unless otherwise indicated in the applicable prospectus supplement or free writing prospectus, principal of and interest and premium, if any, on the debt securities will be payable at Agilent’s office or agency maintained for this purpose within the continental United States, or, at Agilent’s option, payment of interest on the debt securities may be made by check mailed to the holders of the debt securities at their respective addresses set forth in the register of holders of debt securities. Unless otherwise indicated in the prospectus supplement or free writing prospectus, the trustee will initially be a paying agent and registrar under the indenture. Agilent may act as paying agent or registrar under the indenture.

Unless otherwise indicated in the applicable prospectus supplement or free writing prospectus, interest will be computed on the basis of a 360-day year of twelve 30-day months. If a payment date is not a business day, payment may be made on the next succeeding day that is a business day, and interest will not accrue for the intervening period.

Certain Covenants

The indenture governing the terms of the debt securities contains the following principal covenants:

Limitation on Liens

Agilent will not, and will not permit any subsidiary to, create, incur, assume or permit to exist any lien on (i) any Principal Property or (ii) the capital stock of any subsidiary of Agilent, to secure any indebtedness of Agilent, any subsidiary of Agilent or any other person without securing the debt securities equally and ratably with such indebtedness for so long as such indebtedness shall be so secured, subject to certain exceptions. Exceptions include:

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liens on assets or property of a person at the time it becomes a subsidiary of Agilent, securing only indebtedness of such person, provided such indebtedness was not incurred in connection with such person or entity becoming a subsidiary of Agilent and such liens do not extend to any assets other than those of the person becoming a subsidiary of Agilent;

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liens existing on assets created at the time of, or within 18 months after, the acquisition, purchase, lease, improvement or development of such assets to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of, such assets;

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liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any indebtedness secured by liens referred to above or liens created in connection with any amendment, consent or waiver relating to such indebtedness, so long as such lien is limited to all or part of substantially the same property which secured the lien extended, renewed or replaced, the amount of indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding) and the indebtedness so secured does not exceed the fair market value (as determined by Agilent’s board of directors) of the assets subject to such liens at the time of such extension, renewal, refinancing or refunding, or such amendment, consent or waiver, as the case may be;

•	liens on property incurred in sale and leaseback transactions permitted under “—Limitation on Sale and Leaseback Transactions” below;

•	liens in favor of only Agilent or one or more subsidiaries of Agilent granted by Agilent or a subsidiary of Agilent to secure any obligations owed to Agilent or a subsidiary of Agilent;

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liens on property or assets of a person existing at the time such person is merged into or consolidated with Agilent or any of its subsidiaries, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to Agilent or any of its subsidiaries, provided that such lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction by which such person was merged into or consolidated with Agilent or any subsidiary of Agilent;

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liens on securities deemed to exist under repurchase agreements and reverse repurchase agreements entered into by Agilent or any Significant Subsidiary (as defined below) of Agilent in the ordinary course of business;

•	liens in favor of the trustee granted in accordance with the indenture;

•	liens in existence on the date of the indenture; and

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liens otherwise prohibited by this covenant, securing indebtedness which, together with the value of attributable debt incurred in sale and leaseback transactions permitted under “—Limitation on Sale and Leaseback Transactions” below, do not exceed 15% of Consolidated Net Tangible Assets measured at the date of incurrence of the lien.

Limitation on Sale and Leaseback Transactions

Agilent will not, and will not permit any subsidiary of Agilent to, enter into any arrangement with any person pursuant to which Agilent or any subsidiary of Agilent leases any property that has been or is to be sold or transferred by Agilent or the subsidiary to such person (a “sale and leaseback transaction”), except that a sale and leaseback transaction is permitted if Agilent or such subsidiary would be entitled to incur indebtedness secured by a lien on the property to be leased (without equally and ratably securing the outstanding debt securities of any series) in an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually (such amount is referred to as the “attributable debt”).

In addition, permitted sale and leaseback transactions not subject to the limitation above and the provisions described in “—Limitation on Liens” above include:

•	temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

•	leases between only Agilent and a subsidiary of Agilent or only between subsidiaries of Agilent;

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leases where the proceeds from the sale of the property are at least equal to the fair market value (as determined in good faith by Agilent) of the property and Agilent applies an amount equal to the net proceeds of the sale to the retirement of long-term indebtedness or to the purchase of other property or equipment used or useful in its business, within 270 days of the effective date of such sale; provided that, in lieu of applying such amount to the retirement of long-term indebtedness, Agilent may deliver debt securities to the trustee for cancellation, such debt securities to be credited at the cost thereof to it; and

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leases of property executed by the time of, or within 270 days after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

Limitation on Consolidation, Merger and Sale of Assets

Agilent may not consolidate or merge with or into another entity, or sell, lease, convey, transfer or otherwise dispose of its assets substantially as an entirety to another entity unless:

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(1) Agilent is the continuing corporation or (2) the successor entity, if other than Agilent, is a U.S. corporation, partnership, limited liability company or trust and expressly assumes by supplemental indenture all of Agilent’s obligations under the debt securities of all series and the indenture;

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immediately after giving effect to the transaction, no event of default (as defined below), and no default or other event that, after notice or lapse of time or both, would become a default or event of default, has occurred and is continuing; and

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if, as a result of any consolidation, merger, sale or lease, conveyance or transfer described in this covenant, properties or assets of Agilent would become subject to any lien which would not be permitted by the restrictions described under “—Limitation on Liens” without equally and ratably securing the debt securities of each series, Agilent or such successor person, as the case may be, will take the steps as are necessary to secure effectively the debt securities of such series equally and ratably with, or prior to, all indebtedness secured by those liens as described under “—Limitation on Liens.”

In connection with any transaction that is covered by this covenant, Agilent must deliver to the trustee an officer’s certificate and an opinion of counsel each stating that the transaction complies with the terms of the indenture and that all conditions precedent provided for in the indenture relating to such transaction have been satisfied.

In the case of any such consolidation, merger, sale, transfer or other conveyance, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, and may exercise every right and power of Agilent under the indenture and, subject to the terms of the indenture, Agilent will be discharged from all obligations and covenants under the indenture and the debt securities.

Further Issuances

Agilent may from time to time, without notice to or the consent of the holders of the debt securities of any series, create and issue additional debt securities having the same terms as, and ranking equally and ratably with, the debt securities of such series in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional debt securities and the first payment of interest following the issue date of such additional debt securities and the issue price). Such additional debt securities may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as a previously issued series of debt securities and will vote together as one class on all matters with respect to such debt securities.

Events of Default

Each of the following is an “event of default” under the indenture with respect to the debt securities of any series:

(1)    a failure to pay principal of or premium, if any, on the debt securities of such series when due at its stated maturity date, upon optional redemption or otherwise;

(2)    a default in the payment of any interest on the debt securities of such series when due and payable, continued for 30 days;

(3)    a default in the performance, or breach, of any other covenant, warranty or agreement in the indenture (other than a default or breach pursuant to clause (4) immediately below), and continuance of such default or breach for 90 days after a Notice of Default (as defined below) is given to Agilent;

(4)    a default in the performance, or breach, of Agilent’s obligations under the “—Certain Covenants—Limitation on Consolidation, Merger and Sale of Assets” covenant described above;

(5)    certain events of bankruptcy, insolvency or reorganization involving Agilent; and

(6)    (a) a failure to make any payment at maturity, including any applicable grace period, on any indebtedness of Agilent (other than indebtedness of Agilent owing to any of its subsidiaries) outstanding in an amount in excess of $100 million or its foreign currency equivalent at the time and continuance of this failure to pay or (b) a default on any indebtedness of Agilent (other than indebtedness owing to any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $100 million or its foreign currency equivalent at the time without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above; provided, however, that if any failure, default or acceleration referred to in clauses 6(a) or (b) ceases or is cured, waived, rescinded or annulled, then the event of default under the indenture will be deemed cured.

A default under clause (3) above is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding notify Agilent of the default and Agilent does not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”

Agilent shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officer’s certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action Agilent is taking or proposes to take with respect thereto. Upon becoming aware of any default of event of default, Agilent is required to deliver to the trustee a statement specifying such default or event of default.

If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization) with respect to debt securities of any series shall have occurred and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare, by notice to Agilent in writing (and to the trustee, if given by the holders of the debt securities) specifying the event of default, to be immediately due and payable the principal amount of all the outstanding debt securities of such series, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to Agilent shall occur, such amount with respect to all the outstanding debt securities of such series shall be due and payable immediately to the fullest extent permitted by applicable law without any declaration or other act on the part of the trustee or the holders of the outstanding debt securities of such series. Unless as otherwise provided in the indenture, after any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of such series may, under certain circumstances, rescind and annul such acceleration and waive such event of default with respect to the outstanding debt securities of such series if (i) Agilent has paid or deposited with the trustee a sum sufficient to pay all overdue principal, premium, interest and all amounts due to the Trustee and (ii) all events of default, other than the nonpayment of accelerated principal, premium or interest with respect to the outstanding debt securities of such series, have been cured or waived as provided in the indenture.

In case an event of default shall occur and be continuing with respect to a series of debt securities, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities of such series, unless such holders shall have offered (and, if requested, provided) to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

No holder of debt securities of any series will have any right to institute any proceeding with respect to the indenture unless:

(a)    such holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of such series;

(b)    the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee;

(c)    the trustee has failed to institute such proceeding within 60 days after its receipt of such notice, request and offer of indemnity; and

(d)    the trustee shall not have received from the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding a direction inconsistent with such request during the 60 day period referred to in clause (c).

However, such limitations do not apply to a suit instituted by a holder of any debt securities for enforcement of payment of the principal of, and premium, if any, or interest on, such debt securities on or after the respective due dates expressed in such debt securities.

The indenture requires Agilent to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture.

Definitions

The indenture contains the following defined terms:

“Consolidated Net Tangible Assets” means, as of the time of determination, the aggregate amount of the assets of Agilent and the assets of its consolidated subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, as reflected on the most recent consolidated balance sheet prepared by Agilent in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q timely filed by Agilent with the SEC or any amendment thereto (and not subsequently disclaimed as not being reliable by Agilent) pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the time as of which “Consolidated Net Tangible Assets” is being determined.

“GAAP” means generally accepted accounting principles in the United States of America in effect on the date of the indenture and from time to time.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“incur” means issue, assume, guarantee or otherwise become liable for.

“indebtedness” means, with respect to any person, obligations (other than Non-recourse Obligations) of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

“Non-recourse Obligation” means indebtedness or other obligations substantially related to the acquisition of assets not previously owned by Agilent or any direct or indirect subsidiaries of Agilent or the financing of a project involving the development or expansion of properties of Agilent or any direct or indirect subsidiaries of Agilent, in each case as to which the obligee with respect to such indebtedness or obligation has no recourse to Agilent or any direct or indirect subsidiary of Agilent or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Principal Property” means Agilent’s principal offices in Santa Clara, California, each manufacturing facility, each research and development facility and each service and support facility (in each case including associated office facilities) located within or outside the territorial limits of the United States of America owned by Agilent or any wholly owned subsidiaries of Agilent, except such as Agilent’s board of directors by resolution determines in good faith (taking into account, among other things, the importance of such property to the business, financial condition and earnings of Agilent and its subsidiaries taken as a whole) not to be of material importance to the business of Agilent and its subsidiaries, taken as a whole.

“Significant Subsidiary” has the meaning set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Modification and Waiver

Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series affected by such amendment (including consents obtained in connection with a tender offer or exchange for the debt securities of such series). Agilent and the trustee may, without the consent of any holders, enter into a supplemental indenture in order to amend or supplement the base indenture with respect to debt securities of one or more series or amend or supplement the debt securities of one or more series without notice to or the consent of any holder of debt securities to:

•	evidence the succession of another person to Agilent and the assumption by any such successor of the covenants of Agilent under the indenture and the debt securities;

•	add further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities;

•	surrender any right or power conferred upon Agilent;

•	establish the forms or terms of debt securities of any series;

•	add any additional events of default for the benefit of holders of all or any series of the debt securities;

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add to or change any of the provisions of the indenture as necessary to permit or facilitate the issuance of debt securities of any series in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities of any series in uncertificated form;

•	secure the debt securities of any series or add guarantees with respect to the debt securities of any series;

•	provide for the issuance of additional debt securities of any series of debt securities in accordance with the provisions of the indenture;

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add to, change or eliminate any of the provisions contained in the indenture or in any supplemental indentures or officer’s certificates in respect of one or more series of debt securities; provided that any such addition, change or elimination (i) will not apply to, or modify the rights of any holder of, any debt securities of any series created prior to the execution of such supplemental indenture or officer’s certificate or (ii) will become effective only when no debt securities of any series created prior to the execution of such supplemental indenture or officer’s certificate are outstanding;

•	add or appoint a successor or separate trustee;

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cure any ambiguity or correct or supplement any provision contained herein or in any supplemental indenture or officer’s certificate that may be defective or inconsistent with any other provision contained herein or in any such supplemental indenture or officer’s certificate, provided that the interests of the holders of the debt securities are not adversely affected in any material respect;

•	supplement any of the provisions of the indenture as necessary to permit or facilitate the defeasance and discharge of any series of debt securities;

•	make any other change that would not adversely affect the holders of the debt securities of such series in any material respect;

•	make any change necessary to comply with any requirement of the SEC in connection with the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939; and

•	conform the indenture to this “Description of Debt Securities” or any other similarly titled section in any prospectus supplement or other offering document relating to a series of debt securities.

Notwithstanding the foregoing, no modification, supplement, waiver or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	make any change to the percentage of principal amount of debt securities the holders of which must consent to an amendment, modification, supplement or waiver;

•	reduce the rate of or extend the time of payment for interest on any debt securities;

•	reduce the principal amount or extend the stated maturity of any debt securities;

•	reduce the redemption price of any debt securities or add redemption provisions to the debt securities;

•	make any debt securities payable in money other than that stated in the indenture or the debt securities;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities; or

•	make any change in the ranking or priority of any debt securities that would adversely affect the holder of such debt securities.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities may waive compliance by Agilent with certain restrictive provisions of the indenture with respect to the debt securities. The holders of at least a majority in aggregate principal amount of the outstanding debt securities may waive any past default under the indenture, except a default not theretofore cured in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security.

Defeasance

Agilent at any time may terminate all its obligations with respect to the debt securities of any series (such termination, “legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities of such series, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities of such series. Agilent at any time may also terminate its obligations with respect to the debt securities of any series under certain covenants included in the indenture, including those described under “—Certain Covenants—Limitation on Liens” and “—Certain Covenants—Limitation on Sale and Leaseback Transactions,” and under clause (3) under “—Events of Default,” which termination is referred to in this prospectus as “covenant defeasance.” Agilent may exercise its legal defeasance option with respect to any series of debt securities notwithstanding its prior exercise of its covenant defeasance option with respect to such series of debt securities.

If Agilent exercises its legal defeasance option with respect to the debt securities of any series, payment of the debt securities of such series may not be accelerated because of an event of default with respect thereto. If Agilent exercises its covenant defeasance option with respect to the debt securities of any series, payment of the debt securities of such series may not be accelerated because of an event of default specified in clauses (3) and (6) under “—Events of Default” and with respect to certain covenants in the indenture, including those described under “—Certain Covenants.”

The legal defeasance option or the covenant defeasance option with respect to the debt securities of any series may be exercised only if:

(a)    Agilent irrevocably deposits in trust with the trustee money or U.S. government securities or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay principal and interest when due on all the debt securities being defeased to maturity;

(b)    no default or event of default with respect to the debt securities of such series has occurred and is continuing on the date of such deposit, or, with respect to an event of default involving bankruptcy, at any time in the period ending on the 91st day after the date of deposit;

(c)    in the case of the legal defeasance option, Agilent delivers to the trustee an opinion of counsel stating that:

(1)    Agilent has received from the IRS a ruling, or

(2)    since the date of the indenture there has been a change in the applicable U.S. federal income tax law,

to the effect, in either case, that and based thereon such opinion of counsel shall confirm that the holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(d)    in the case of the covenant defeasance option, Agilent delivers to the trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(e)    Agilent delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the debt securities of such series have been complied with as required by the indenture.

Discharge

When (i) Agilent delivers to the trustee all outstanding debt securities of any series (other than debt securities replaced or paid because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding debt securities of any series have become due and payable, or are by their terms due and payable within one year whether at maturity or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee, and in the case of clause (ii) Agilent irrevocably deposits with the trustee funds sufficient to pay at maturity or upon redemption all outstanding debt securities of such series, including interest thereon, and if in either case Agilent pays all other sums related to the debt securities of such series payable under the indenture by Agilent, then the indenture shall, subject to certain surviving provisions, cease to be of further effect with respect to such series. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to the debt securities of such series on demand of Agilent accompanied by an officer’s certificate and an opinion of counsel of Agilent.

Governing Law

The indenture is, and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the debt securities offered by this prospectus through agents, underwriters or dealers, or directly to one or more purchasers or through a combination of any of these methods of sale. This prospectus may be used in connection with any offering of our debt securities through any of these methods or other methods described in the applicable prospectus supplement. The prospectus supplement with respect to particular debt securities will set forth the terms and conditions of the securities, including the public offering or purchase price and the proceeds to Agilent from the sale, the expenses of the offering, the securities exchanges, if any, on which the debt securities will be listed and the other terms and conditions listed below.

If we use agents who we designate to solicit or receive offers to purchase the debt securities:

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We will name any agent involved in offering or selling debt securities, and disclose any compensation (including discounts and commissions) that we will pay to the agent and commissions from purchasers of debt securities for whom such agent acts as an agent, in the applicable prospectus supplement.

•	Unless we indicate otherwise in the applicable prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of any of the debt securities that they offer or sell.

If we use an underwriter or underwriters in the offer or sale of our debt securities:

•	We will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of the debt securities.

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We will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including all the compensation the underwriters and dealers will receive (including discounts and commissions and compensation from purchasers of debt securities for whom such underwriters or dealers act as agent), in the applicable prospectus supplement.

•	The underwriters will use the applicable prospectus supplement to sell the debt securities.

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Underwriters may offer and sell the debt securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

If we use a dealer to sell the debt securities:

•	We, as principal, will sell the debt securities to the dealer.

•	The dealer will then sell the debt securities to the public at varying prices that the dealer will determine at the time it sells our debt securities.

•

We will include the name of the dealer and the terms of our transactions with the dealer, including all the compensation (including discounts and commissions) the dealer will receive, in the applicable prospectus supplement.

We may solicit directly offers to purchase the securities, and we may directly sell the securities to institutional or other investors. We will describe the terms of our direct sales in the applicable prospectus supplement.

We may indemnify agents, underwriters, dealers and remarketing firms and their controlling persons against certain liabilities, including liabilities under the Securities Act. Such agents, underwriters, dealers, remarketing firms and their controlling persons may also be entitled to contribution with respect to payments they may be required to make in respect of those liabilities. Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase the debt securities at the public offering price under contracts providing for payment and delivery on a future date.

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If we use delayed delivery contracts, we will disclose that we are using them in the applicable prospectus supplement and will tell you when we will demand payment and delivery of the debt securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we describe in the applicable prospectus supplement.

•	We will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive.

•	Institutions with which those contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

Each series of debt securities may be new issues of securities with no established trading market. Any underwriters to whom offered debt securities are sold by us for public offering and sale may make a market in such offered debt securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The debt securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of the trading market for any offered securities.

Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot offered securities, thereby creating a short position in the underwriters’ account. Syndicate covering transactions involve purchases of offered securities in the open market after the distribution has been completed to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

Any underwriter may from time to time make loans to us and our subsidiaries or affiliates and may perform other services for us and our subsidiaries or affiliates in the normal course of their business, including investment banking, commercial banking and other financial services, for which they may receive customary compensation.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, Goodwin Procter LLP, New York, New York will provide opinions regarding the authorization and validity of the securities. Counsel representing any agents, underwriters or dealers will be named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended October 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules of the SEC allow us to omit from this prospectus some of the information included in the registration statement. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

We are subject to the informational requirements of the Exchange Act. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above.

We maintain an Internet site at www.agilent.com. Our website and the information contained on that site, or connected to that site, is not incorporated into this prospectus or the registration statement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus:

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Annual Report on Form 10-K for the fiscal year ended October 31, 2018, including portions of our proxy statement relating to our 2019 annual meeting of stockholders held on March 20, 2019 to the extent incorporated by reference into such Annual Report on Form 10-K;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2019, April 30, 2019 and July 31, 2019; and

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Current Reports on Form 8-K filed on November 19, 2018, January 17, 2019, January  25, 2019, March 13, 2019, March 22, 2019, August 8, 2019 and August 16, 2019 (in each case, other than information furnished rather than filed).

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purpose of this prospectus to the extent that a statement contained in this prospectus (or in any document incorporated by reference therein) or in any other subsequently filed document that is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Agilent Technologies, Inc.

Attn: Investor Relations

5301 Stevens Creek Boulevard

Santa Clara, California 95051

(408) 345-8886